Exhibit 97.1
GROCERY OUTLET HOLDING CORP.
Incentive Compensation Clawback Policy
(As Adopted on October 16, 2023 Pursuant to Nasdaq Rule 5608)
1.Overview. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Grocery Outlet Holding Corp. (the “Company”) has adopted this Incentive Compensation Clawback Policy (this “Policy”) that requires the recoupment of certain incentive-based compensation in accordance with the terms herein and is intended to comply with Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934 and Listing Rule 5608 promulgated by The Nasdaq Stock Market LLC, each as may be amended from time to time (the “Applicable Rules”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms under Section 13 of this Policy.
2.Interpretation and Administration. The Committee or, if so designated by the Board, the Board or another committee thereof (the “Administrator”), shall have full authority to interpret and enforce this Policy and make all determinations necessary or appropriate for the administration of this Policy. The Policy shall be interpreted in a manner consistent with its intent to meet the requirements of the Applicable Rules. Subject to applicable law, any interpretation or determination by the Administrator shall be final and binding on all affected persons and need not be uniform with respect to each Covered Executive. The Administrator is authorized to consult with the Board or such other committees of the Board, as well as retain any counsel, advisors or consultants, as the Administrator determines is necessary or appropriate to assist with its duties set forth in this Policy. As further set forth in Section 10 hereof, this Policy is intended to supplement any other clawback plans, policies, agreements and procedures that the Company (or any of its affiliates or subsidiaries) may have in place from time to time or pursuant to other applicable law.
3.Covered Executives. The Policy applies to each current and former Executive Officer of the Company who serves or served as an Executive Officer at any time during a performance period in respect of which Incentive Compensation is Received, to the extent that any portion of such Incentive Compensation is (a) Received by the Executive Officer during the Recovery Period and (b) determined to have included Erroneously Awarded Compensation. Executive Officers subject to this Policy pursuant to this Section 3 are referred to herein as “Covered Executives.”
4.Recovery of Erroneously Awarded Compensation. In the event of a Restatement, if any Erroneously Awarded Compensation is Received by a Covered Executive during the Recovery Period, the Company shall recover reasonably promptly such Erroneously Awarded Compensation in a manner described under Section 5 hereof. Once the Administrator has determined the amount, if any, of Erroneously Awarded Compensation in connection with a Restatement, the Company shall promptly provide each Covered Executive with a written notice containing the amount of Erroneously Awarded Compensation, the applicable methodology and calculation of such amount, and a demand for repayment, return or forfeiture, as applicable. Prior to sending any such formal demand for recovery as determined pursuant to this Policy, the Administrator may, in its sole discretion depending on the specific facts and circumstances, provide a Covered Executive with an initial written notice containing the foregoing information, and may provide the Covered Executive with the opportunity to be heard at a meeting or otherwise respond in writing to such information.
5.Forms of Recovery. The Administrator shall determine, in its sole discretion and in a manner that effectuates the purpose of the Applicable Rules, one or more methods for recovering any Erroneously Awarded Compensation hereunder in accordance with Section 4 hereof, which may include, without limitation (subject to applicable law): (a) requiring cash reimbursement; (b) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) offsetting the amount to be recouped from any compensation otherwise owed by the Company (or any of its affiliates or subsidiaries), or from future compensation expected to be payable by the Company (or any of its affiliates or subsidiaries), to the Covered Executive; (d) cancelling or reducing outstanding vested or unvested cash or equity-based awards; (e) forfeiture of deferred compensation; and/or (f) taking any other remedial and recovery action permitted by law, as determined by the Administrator. Any reduction, cancellation or forfeiture of compensation shall be done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. To the extent the Covered Executive refuses to pay to the Company an amount equal to the Erroneously Awarded Compensation, the Company shall take all reasonable and appropriate actions to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company (or any of its affiliates or subsidiaries) in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
6.No Indemnification or Insurance. The Company (and its affiliates and subsidiaries) shall not insure (or reimburse for the purchase of insurance) or indemnify any Covered Executive against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned, recovered, cancelled or forfeited pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company (and its affiliates and subsidiaries) shall not enter into any agreement that exempts any Incentive Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).
7.Exceptions to the Recovery Requirement. Notwithstanding anything in this Policy to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation, including by taking the actions contemplated in Sections 4 and 5 hereof against a Covered Executive, if the Committee (or, if the Committee is not composed solely of Independent Directors, a majority of the Independent Directors serving on the Board) determines that recovery would be impracticable solely as a result of any of the following and subject to the required procedural and disclosure requirements in the Applicable Rules:
(a)the direct expenses paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount of Erroneously Awarded Compensation; provided that, before making such determination, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; or

(b)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company (and its affiliates and subsidiaries), to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
8.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with federal securities laws, including the disclosure required in any applicable filings with the Securities and Exchange Commission.
9.Amendment. The Policy may be amended by the Administrator from time to time, to the extent permitted under the Applicable Rules or to comply with (or maintain an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended.
10.Non-Exclusivity. Nothing in this Policy shall be viewed as limiting the right of the Company (or any of its affiliates or subsidiaries) or the Administrator to pursue additional remedies or recoupment under or as required by any similar policy adopted by the Company (or any of its affiliates or subsidiaries) or under the Company’s (or any its affiliates’ or subsidiaries’) compensation plans, award agreements, employment agreements or similar agreements or the applicable provisions of any law, rule or regulation which may require or permit recoupment to a greater degree or with respect to additional compensation as compared to this Policy. To the extent that the Covered Executive has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company (or any of its affiliates or subsidiaries) or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.
11.Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
12.Successors. The Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
13.Defined Terms.
“Covered Executives” shall have the meaning set forth in Section 3 hereof.
“Erroneously Awarded Compensation” shall mean the amount of Incentive Compensation actually Received during the Recovery Period that exceeds the amount of Incentive Compensation that otherwise would have been Received during the Recovery Period had it been determined based on the restated amounts, and computed without regard to any taxes paid or payable. For Incentive Compensation based on stock price or total shareholder return (or a similar Financial Reporting Measure), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement:

(A)The calculation of Erroneously Awarded Compensation shall be determined by the Administrator based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return (or a similar Financial Reporting Measure) upon which the Incentive Compensation was Received; and
(B)The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
“Exchange” shall mean The Nasdaq Stock Market, or any other national securities exchange or association on which the Company’s securities are listed.
“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries shall be deemed executive officers of the Company if they perform such policy-making functions for the Company. Unless determined otherwise by the Board or the Administrator, Executive Officers for this Policy shall be any executive officer designated by the Board as an “officer” under Rule 16a-1(f) under the Exchange Act.
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Financial Reporting Measures include GAAP and non-GAAP financial measures and include but are not limited to the following (and any measures derived wholly or in part therefrom): Company stock price; total shareholder return; revenues; net or operating income; profitability of one or more reportable segments; financial ratios; net assets or net asset value per share; EBITDA; funds from operations; liquidity measures; return measures; earnings measures; sales per square foot or same store sales; revenue per user, or average revenue per user; and any adjusted measure of any of the foregoing measures.
“Incentive Compensation” shall mean any compensation (whether cash or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, and may include, but shall not be limited to, performance bonuses and long-term incentive awards such as stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other equity-based awards. For the avoidance of doubt, Incentive Compensation does not include awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures. Notwithstanding the foregoing, compensation amounts shall not be considered “Incentive Compensation” for purposes of this Policy unless such compensation is Received (1) while the Company has a class of securities listed on a national securities exchange or a national securities association and (2) on or after October 2, 2023.

“Independent Director” shall mean a director who is determined by the Board to be “independent” for Board or Committee membership, as applicable, under the rules of the Exchange, as of any determination date.
Incentive Compensation shall be deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. For the avoidance of doubt, Incentive Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is attained, even if the Incentive Compensation continues to be subject to the service-based vesting condition.
“Recovery Period” shall mean with respect to any Restatement, (i) the three completed fiscal years of the Company immediately preceding the Restatement Date and (ii) any transition period that results from a change in the Company’s fiscal year of less than nine months within or immediately following such three completed fiscal years, provided that a transition period that comprises a period of at least nine months shall count as a completed fiscal year.
“Restatement” shall mean an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the Company’s previously issued financial statements, or (ii) that is not material to the Company’s previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Restatement Date” shall mean the earlier to occur of (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement, in each case regardless of when the Company issues or file the restated financial statements.
14.Acknowledgement by Executive Officer. Promptly, but in no event later than 60 days, following the later of the effective date of this Policy or such person becoming an Executive Officer, each Executive Officer shall sign and return to the Company the Acknowledgement Form, substantially in the form attached hereto as Exhibit A, pursuant to which such Executive Officer shall agree to be bound by and comply with the terms of this Policy.

Adopted on: October 16, 2023

Exhibit A
Acknowledgment of Incentive Compensation Clawback Policy
Reference is made to the Grocery Outlet Holding Corp. Incentive Compensation Clawback Policy (as adopted on October 16, 2023 pursuant to the Applicable Rules) (as amended from time to time, the “Policy”). Capitalized terms used herein without definition have the meanings assigned to such terms under the Policy.
By signing below, the undersigned acknowledges, confirms and agrees that:
• the undersigned has received and reviewed a copy of the Policy;
• the undersigned is, and will continue to be, subject to the Policy to the extent provided therein;
• the Policy will apply both during and after termination of the undersigned’s employment with the Company or any of its affiliates or subsidiaries; and
• the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company pursuant to the Policy in the manner determined by the Administrator.
In the event of any inconsistency between the Policy and the terms of any employment or separation agreement or offer letter to which the undersigned is a party, or the terms of any compensation or severance plan, program, or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

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